UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2012

FREEZE TAG, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54267	20-4532392
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

228 W. Main Street, 2nd Floor
Tustin, California
(Address of principal executive offices)  (zip code)

(714) 210-3850
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On November 1, 2012, we entered into a Loan Agreement with the Holland Family Trust, whose Trustee is Craig Holland, a member of our Board of Directors and our President, to borrow $130,000.  The loan bears interest at the rate of ten percent (10%) per annum, with all principal, accrued interest, and a $1,300 origination fee due on May 1, 2013.

Item 1.02.  Termination of a Material Definitive Agreement.

On November 2, 2012, we paid off two (2) 8% Convertible Promissory Notes previously outstanding to Asher Enterprises, Inc.  The outstanding principal balance on the two notes combined was $85,000, plus accrued interest of approximately $7,600, and a prepayment penalty of approximately $37,400, for a total payment amount of $130,000.

As a result of the payoff of these two (2) notes, plus the conversion of all of the principal and interest on a third note previously owing to Asher Enterprises, Inc., we have no convertible promissory notes outstanding to Asher Enterprises, Inc. at this time.

Section 3 – Securities and Trading Markets

Item 3.02.  Unregistered Sales of Equity Securities.

On November 6, 2012, we issued 10,680,356 shares of our common stock, restricted in accordance with Rule 144, to the Holland Family Trust, whose Trustee is Craig Holland, a member of our Board of Directors and our President, upon the conversion of $75,000 in principal, plus $5,103 of accrued interest, at a conversion price of $0.0075 per share.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the investor was accredited and familiar with our operations, and there was no solicitation in connection with the offering.

Partial Conversion of Convertible Promissory Notes

In September and October 2012, we issued an aggregate of 7,000,000 shares of our common stock to Asher Enterprises, Inc. upon the conversation by Asher of an aggregate of $7,500 of debt we owe to them under 8% Convertible Promissory Notes.  The issuance of the shares was exempt from registration pursuant to  Section 4(2) of the Securities Act of 1933.  The investor was accredited and sophisticated, familiar with our operations, and there was no solicitation.

Section 9 – Financial Statements and Exhibits.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

10.1	Loan Agreement and Promissory Note to the Holland Family Trust dated November 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freeze Tag, Inc.

Dated: November 6, 2012	By:	/s/ Craig Holland
By: Craig Holland
Its: President and Chief Executive Officer